Exhibit 10.2

June 13, 2016

Mr. Donnie Smith

Dear Donnie:

The purpose of this letter is to confirm our understanding regarding certain changes to your employment relationship with Tyson Foods, Inc., a Delaware Corporation, and its subsidiaries (the "Company").

The parties hereby agree that your relinquishment of the title of President of the Company and the subsequent appointment of another President of the Company, and any changes in duties, responsibilities, or reporting structures as a result of such relinquishment in title or appointment, will not constitute a “Good Reason” event or a breach of any provision of any agreement to which you and the Company are a party, including, without limitation, that certain Employment Agreement between you and the Company, dated November 19, 2015 (the "Agreement"). For the avoidance of doubt, you are not waiving your right to claim that any other actions or any subsequent demotion may constitute a “Good Reason” event under the Agreement.

Except as explicitly set forth herein, all other terms and conditions contained in the Agreement will remain in full force and effect.

This letter and the Agreement contain the entire understanding between the parties on the subjects covered here and supersede all prior agreements, arrangements and understandings, whether written or oral, regarding the subjects covered here. The Agreement and this letter may not be changed, nor may any of their provisions be waived, orally, but may only be changed in writing signed by both parties. You agree and acknowledge that the parties hereto have been provided with the opportunity to consult with counsel regarding the provisions of this letter.

Very truly yours,

Tyson Foods, Inc.

By:    /s/ Brad T. Sauer
Name: Brad T. Sauer
Title: Chairman, Compensation and Leadership Development Committee

ACCEPTED AND AGREED TO:

/s/ Donnie Smith
Donnie Smith
Date: June 13, 2016